Exhibit 99.1

Sanara MedTech Inc. Announces First Quarter 2023 Results

FORT WORTH, TX / GlobeNewswire / May 15, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today its strategic, operational and financial results for the quarter ended March 31, 2023.

Zach Fleming, Sanara’s Chief Executive Officer, stated, “The first quarter of 2023 was another record revenue quarter for Sanara, and March was the highest sales month in the Company’s history. Our record revenues were primarily driven by an increased number of facilities where our products are sold, increased average sales per facility, and promotion of our expanded product lines. During the quarter we also submitted our Precision Healing Multispectral Imager for 510(k) clearance and, subsequent to the end of the quarter, we received 510(k) clearance for BIASURGE™ Advanced Surgical Solution (“BIASURGE™”), which we are now preparing for a commercial launch in late 2023.”

First Quarter 2023 Strategic and Operational Highlights (Unaudited)

●	During the trailing twelve-month period, the Company’s products were sold in over 800 facilities across 30 states.

●	The Company’s products were contracted or approved to be sold in more than 1,800 hospitals/ASCs as of March 31, 2023.

●	The Company entered into a sales agreement with Cantor Fitzgerald & Co. for an at-the-market (“ATM”) offering of shares of the Company’s common stock. The Company entered into this agreement for two purposes. The first was to raise capital for opportunistic partnerships and acquisitions and the second was to increase the liquidity of its common stock. During the three months ended March 31, 2023, the Company sold an aggregate of 26,143 shares of common stock for net proceeds of approximately $1,034,000. Sanara paused sales through the ATM at the end of the first quarter.

●	Scendia sales, which continue to be impacted by supply issues with ALLOCYTE®, were flat compared to the previous quarter at $3.0 million.

●	The Company submitted to the FDA a 510(k) premarket notification for its Precision Healing Multispectral Imager.

●	Subsequent to the end of the quarter, the Company received 510(k) clearance for BIASURGE™.

First Quarter 2023 Consolidated Financial Results (Unaudited)

●	Net Revenues. For the three months ended March 31, 2023, we generated net revenues of $15.5 million compared to net revenues of $7.8 million for the three months ended March 31, 2022, a 99% increase from the prior year period. Our net revenues for the three months ended March 31, 2023 included $3.0 million of Scendia sales. The higher net revenues for the three months ended March 31, 2023 were primarily due to increased sales of surgical wound care products as a result of our increased market penetration and geographic expansion, additional revenues as a result of the Scendia acquisition and our continuing strategy to expand our internal sales force and independent distribution network in both new and existing U.S. markets.

During the third quarter of 2022, we began to experience supply issues with the ALLOCYTE® product line. The amount of qualifying eligible donor tissue was significantly impacted due to stringent donor screening requirements. During the fourth quarter of 2022 and the first quarter of 2023, we were unable to fill certain orders for this product which negatively impacted our sales. We anticipate resolution of the supply issues in the second half of 2023.

●	Cost of goods sold. Cost of goods sold for the three months ended March 31, 2023, was $2.1 million, compared to costs of goods sold of $0.8 million for the three months ended March 31, 2022. The higher cost of goods sold was due to higher organic sales volume in the three months ended March 31, 2023 and our acquisition of Scendia, which added $0.9 million of cost of goods sold during the three months ended March 31, 2023. Gross margins were approximately 86% and 90% for the three months ended March 31, 2023 and 2022, respectively. The lower gross margins in 2023 were primarily due to lower margins realized on sales of Scendia products.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the three months ended March 31, 2023, were $13.0 million compared to SG&A expenses of $9.4 million for the three months ended March 31, 2022. Our SG&A expenses for the three months ended March 31, 2023 included $1.4 million of costs related to Scendia operations. The higher SG&A expenses for the three months ended March 31, 2023 were primarily due to higher direct sales and marketing expenses, which accounted for approximately $3.4 million, or 95%, of the increase compared to prior year. The higher direct sales and marketing expenses were primarily attributable to an increase in sales commissions of $2.9 million as a result of higher product sales and $0.5 million of increased costs as a result of sales force expansion and operational support. We expect our SG&A expenses to continue to decline as a percentage of net revenues as our sales growth outpaces the costs of sales force expansion and corporate overhead.

●	Research and development (“R&D”) expenses. R&D expenses for the three months ended March 31, 2023, were $1.3 million compared to $0.2 million for the three months ended March 31, 2022. The higher R&D expenses in the three months ended March 31, 2023 were primarily due to costs related to the Precision Healing Multispectral Imager and lateral flow assay for assessing patient wound and skin conditions. R&D expenses also included costs associated with ongoing development projects for our currently licensed products.

●	Net loss. For the three months ended March 31, 2023, we had a net loss of $1.2 million, compared to a net loss of $3.2 million for the three months ended March 31, 2022.

The Company will host a conference call on Tuesday, May 16, 2023, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 728630. A telephonic replay of the conference call will be available through Tuesday, May 30, 2023, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 48363.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE® Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products and the oxygen delivery system segment of the wound and skincare markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the development of new products, the timing of commercialization of our products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.